Exhibit 99.1
FOR IMMEDIATE RELEASE
Clean Diesel Technologies, Inc. Announces Pricing of Public Offering
Ventura, CA — June 29, 2011 — Clean Diesel Technologies, Inc. (NASDAQ: CDTI) (“Clean Diesel”), a cleantech emissions reduction company, today announced the pricing of an underwritten public offering of 2,725,000 shares of its common stock at a price to the public of $3.75 per share. 2,645,000 of these shares are being offered by Clean Diesel and 80,000 of these shares are being offered by selling stockholders. Clean Diesel has granted a 30-day option to the underwriters to purchase up to an additional 408,750 shares of common stock to cover over-allotments. Subject to the satisfaction of customary conditions, the offering is expected to close on or about July 5, 2011.
Roth Capital Partners is acting as sole book-runner for the offering with Maxim Group, LLC acting as a co-manager.
Clean Diesel intends to use the net proceeds from this public offering primarily for working capital and general corporate purposes. Clean Diesel will not receive any proceeds from shares sold by the selling stockholders.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
A copy of the prospectus relating to these securities may be obtained, when available, by contacting Roth Capital Partners, Attention: Equity Capital Markets, 24 Corporate Plaza Drive, Newport Beach, CA 92660, by telephone at (800) 678-9147, or via email at rothecm@roth.com.
About Clean Diesel Technologies, Inc.
Clean Diesel is a vertically integrated global manufacturer and distributor of emissions control systems and products, focused on the heavy duty diesel and light duty vehicle markets. Clean Diesel utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology, as well as its ARIS® selective catalytic reduction, Platinum Plus® fuel-borne catalyst, and other technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road engine applications. Clean Diesel is headquartered in Ventura, California and currently has operations in the U.S., Canada, U.K., France, Japan and Sweden. For more information, please visit www.cdti.com.
Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 206 * Ventura CA 93003 * 805-639-9458
www.cdti.com

Forward-Looking Statements Safe Harbor
Certain statements in this news release, such as the expected closing date of the offering and the use of proceeds, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known or unknown risks, including those detailed in Clean Diesel’s filings with the U.S. Securities and Exchange Commission, uncertainties and other factors that may cause the actual results, performance or achievements of Clean Diesel to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Clean Diesel assumes no obligation to update the forward-looking information contained in this release.
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Contact Information:
Kristi Cushing, Investor Relations Manager Tel: +1 (805) 639-9458
Clean Diesel Technologies, Inc. * 4567 Telephone Road, Suite 206 * Ventura CA 93003 * 805-639-9458
www.cdti.com

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